Exhibit 10.2

Second Amended and Restated Employment Agreement

This Second Amended and Restated Employment Agreement (this “Agreement”), dated as of July 8, 2025 (the “Effective Date”), is made by and between Natural Habitat, Inc., a Colorado corporation (together with any successor thereto, the “Company”), Ben Bressler (“Executive”) and Lindblad Expeditions Holdings, Inc., a Delaware corporation (“Parent”) (collectively Executive, the Company and Parent are referred to herein as the “Parties”). This Agreement amends and restates (and supersedes) that certain Amended and Restated Employment Agreement dated as of December 1, 2022 (the “Amended Agreement”), which previously amended and restated (and superseded) that certain Employment Agreement dated as of May 4, 2016 (the “Original Effective Date”) by and among the Parties (as previously amended by that certain Amendment thereto dated May 1, 2020, the “Original Agreement”).

RECITALS

A.

On the Original Effective Date, Parent, through its wholly owned subsidiary Lindblad Expeditions, LLC, a Delaware limited liability company (“Purchaser”), indirectly acquired 80.1% of the outstanding equity interests in the Company pursuant to that certain Stock Purchase Agreement (the “Purchase Agreement”) entered into as of the Original Effective Date by and among Purchaser, Parent, Executive, Gaiam, Inc. and Gaiam Travel, Inc. (the “Majority Seller”).

B.

Prior to the Original Effective Date, Executive was employed by the Company pursuant to that certain Employment and Non-Competition Agreement, dated as of November 21, 2000 (the “Prior Agreement”), which was replaced and superseded by the Original Agreement.

C.	Executive is currently employed by the Company pursuant to the Amended Agreement.

D.

It is the desire of the Company to continue to assure itself of the services of Executive effective as of the Effective Date and thereafter by entering into this Agreement, and the Parties acknowledge that the terms of this Agreement shall, upon the Effective Date, replace and supersede the Amended Agreement.

E.

On the Original Effective Date, Parent and Executive entered into that certain Stockholders Agreement relating to the Company (as amended, the “Stockholders Agreement”), which Stockholders Agreement is being further amended by Executive and Parent, effective as of the Effective Date pursuant to that certain Third Amendment to Stockholders Agreement, dated of even date herewith.

F.	Executive and the Company mutually desire that Executive continue to provide services to the Company on the terms herein provided.

G.

The terms of the Original Agreement were disclosed to and approved in a separate vote by the Majority Seller in a manner intended to comply with the exemption requirements under Section 280G(b)(5) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.    Employment.

(a)    General. Effective as of the Effective Date, the Company shall employ Executive for the period and in the position set forth in this Section 1, and subject to the other terms and conditions herein provided.

(b)    Employment Term. The term of employment under this Agreement (the “Term”) shall be for the period beginning on the Original Effective Date, and ending on December 31, 2028, subject to earlier termination as provided in Section 3. The Term shall automatically renew for additional twelve (12) month periods unless no later than sixty (60) days prior to the end of the applicable Term either Party gives written notice of non-renewal to the other, in which case Executive’s employment will terminate at the end of the then-applicable Term, subject to earlier termination as provided in Section 3.

(c)    Position and Duties. Executive shall serve as the Chief Executive Officer of the Company, with such responsibilities, duties and authority normally associated with such position and as may from time to time be assigned to Executive by the Chief Executive Officer of Parent or by the Board of Directors of the Company (the “Board”) or the Board of Directors of Parent or an authorized committee thereof (in any case, the “Parent Board”), acknowledging that Executive’s focus will be on setting strategic direction and driving long-term growth. Executive shall report directly to the Chief Executive Officer of Parent. Executive’s principal place of employment shall be at the Company’s executive offices in Louisville, Colorado. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company and Parent (which shall include service to its subsidiaries and management responsibilities with respect to the Managed Businesses (as defined below)), it being understood that the Managed Businesses are parties to an intercompany services agreement whereby the Company (and not the Executive individually) provides day to day financial oversight and planning services among other corporate services. Executive shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in charitable, religious, civic, community, industry or trade organizations or associations, and (iii) serve on the board of directors of not-for-profit or tax-exempt organizations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company and Parent as adopted by the Company and Parent from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

2.    Compensation and Related Matters.

(a)    Annual Base Salary. During the Term, Executive shall receive a base salary at a rate of $200,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and its subsidiaries and shall be pro-rated for partial years of employment. Such annual base salary shall be reviewed (and may be increased but not decreased) from time to time by the Board or the Compensation Committee of the Parent Board (the “Compensation Committee”) (such annual base salary, as it may be increased from time to time, the “Annual Base Salary”).

(b)    Bonus. During the Term, the Company will create an annual bonus pool (the “Bonus Pool”) equal to 5% of the Company’s and its consolidated Subsidiaries’ net profits for the applicable year (giving effect to accrual or payment of the Bonus Pool), provided that the Bonus Pool may be increased or decreased (the “Corporate Performance Adjustment”) by up to 10% of such amount, based on Parent’s overall financial and operational performance for the year, as determined by the Board or the Compensation Committee in a manner consistent with the determination of annual bonuses for Parent’s other senior executives for such year. Executive will be eligible to receive an annual cash bonus (the “Net Profit Bonus”) equal to the difference between (i) the Bonus Pool and (ii) the portion of the Bonus Pool that Executive elects in his sole discretion not to accept from the Company or its subsidiaries. Net profits will not be charged for interest or other expenses relating to the 2022 Note issued by the Company to Executive pursuant to the Purchase Agreement and will not include any income derived from the 2022 Note. For example, if the Company’s net profits for a fiscal year are $3,850,000 prior to any accrual or payment of the Bonus Pool and without any expenses or income related to the 2022 Note, then (I) the Bonus Pool for such fiscal year, before giving effect to any Corporate Performance Adjustment, shall equal $175,000, (II) the maximum upward or downward Corporate Performance Adjustment to the Bonus Pool shall be $17,500, and (III) the Net Profit Bonus payable to Executive will be equal to $175,000, plus or minus any Corporate Performance Adjustment, minus any portion of such amount that Executive elects in his sole discretion not to accept from the Company or its subsidiaries. For the avoidance of doubt, “net profits” for purposes of this Section 2(b) will not include any profits or losses of DuVine Cycling + Adventure (“DuVine”), Off the Beaten Path (“OBP”) or Classic Journeys (“Classic” and, together with DuVine and OBP, the “Managed Businesses”). Distributions from the Bonus Pool, including the payment of any Net Profit Bonus to Executive, shall be made as soon as practicable after the determination of the Company’s net profits for the applicable year, but in no event later than March 15 of the calendar year following the calendar year to which the Bonus Pool and Net Profit Bonus relate, and the payment of any Net Profit Bonus to Executive is subject to Executive’s continued employment with the Company through the last day of the applicable fiscal year in which the Net Profit Bonus was earned, except as otherwise provided in Section 4.

(c)    Equity Compensation Opportunities.

(i)    Company Value Equity Incentive Opportunity. In connection with each exercise of the Put Right or Call Right (as such terms are defined in the Stockholders Agreement) that occurs after the Effective Date, Executive shall have an opportunity (the “Company Value Equity Incentive Opportunity”) to earn an award of options (“Options”) to purchase shares of Parent’s common stock as set forth in this Section 2(c)(i) based on the future financial performance of the Company. For the avoidance of doubt, Options will only be granted pursuant to this Section 2(c)(i) at the time the Put Right or Call Right is exercised pursuant to the Stockholders Agreement.

(A)    As soon as practicable after December 31 of each calendar year (Each a “Calculation Date”), beginning with December 31, 2025 and continuing until Executive is no longer employed by the Company or no longer holds any Company Shares (as defined in the Stockholders Agreement), but only if Executive has requested in a writing delivered to the Company prior to December 15 of such year that such calculation be performed or Parent anticipates that it may exercise its Call Right (as defined in the Stockholders Agreement), Parent will calculate the “Equity Value of the Company,” which shall be an amount equal to (x) the product of the EBITDA Multiple multiplied by the Applicable Year EBITDA minus (y) Indebtedness of the Company and its consolidated Subsidiaries as of the Calculation Date, plus (z) Excess Cash of the Company and its consolidated Subsidiaries as of the Calculation Date, in each case, as calculated in good faith by Parent in accordance with GAAP; provided that, notwithstanding the foregoing, to the extent the Company consummates any acquisition, merger or similar business combination on or within 364 days prior to the Calculation Date, the Applicable Year Equity Value of the Company shall be determined pro forma to exclude any effect on LTM EBITDA, Cash or

Indebtedness of consummation of such acquisition, merger or business combination. For purposes of this Agreement:

(1)     “2022 Note” means the Note in the amount of $9,268,013.00 issued by Purchaser to the Company on December 1, 2022.

(2)     “Cash” means, as to any Person at any point in time, cash and cash equivalents of such Person and its consolidated Subsidiaries determined in accordance with GAAP, other than Restricted Cash. In addition, Cash shall include the 2022 Note.

(3)     “Cash Adjustment Amount” means, as of any Calculation Date, the amount of principal and interest paid by the Company with respect to the 2022 Note on or prior to such Calculation Date.

(4)     “Deferred Tour Revenue” means, as determined in accordance with GAAP, deferred revenue or similar accrued balance sheet liabilities for the obligation to provide or perform future services in respect of cash deposits, cash prepayments or cash advances made by or on behalf of customers with respect to future trips, tours or similar activities, but excluding deposits, payments or advances relating to air travel or trip related insurance.

(5)     “EBITDA” means, with respect to the Company and its consolidated Subsidiaries, for any period, consolidated net income (or loss) (determined in accordance with GAAP and consistent with the provisions of Section 2(h)) of such Person for such period (but excluding any income derived from the 2022 Note), plus the sum of, to the extent included in the calculation of net income (or loss) of such Person, but without duplication, (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) consolidated amounts attributable to depreciation expense for such period, (iv) consolidated amortization expense for such period, (v) consolidated non-cash currency gains or losses for such period and (vi) any expenses related to the 2022 Note.

(6)     “EBITDA Multiple” means 7.0.

(7)     “Excess Cash” means, with respect to the Company, as of any Calculation Date, (i) Cash of the Company and its consolidated Subsidiaries plus the Cash Adjustment Amount minus (ii) Minimum Cash.

(8)     “Applicable Year EBITDA” means LTM EBITDA calculated as of the applicable Calculation Date.

(9)     “GAAP” means generally accepted accounting principles, consistently applied in accordance with Parent’s accounting principles and policies.

(10)     “Governmental Authority” means any regional, federal, state or local legislative, executive or judicial body or agency, any court of competent jurisdiction, any department, political subdivision or other governmental authority or instrumentality, or any arbitral authority, in each case, whether domestic or foreign.

(11)     “Indebtedness” of any Person, means, without duplication, (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations of such Person for borrowed money or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing for the deferred purchase price of property or services, including “earnout” payments (other than (i) trade payables incurred in the ordinary course of business of such Person consistent with past practice and (ii) employee compensation incurred in the ordinary course of business consistent with past practice), (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit (to the extent drawn), bankers’ acceptance or similar facilities, (e) payment obligations secured by (or for which the holder of such payment obligations has an existing right to be secured by) any Lien, other than a Permitted Lien (as such terms are defined in the Purchase Agreement), on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) all unreimbursed amounts drawn under letters of credit issued for the account of such Person and (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above; provided, however, that Indebtedness shall not include (x) accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice, (y) any operating lease of the Company used in the ordinary course consistent with use of such operating leases by the Company on the Original Effective Date and (z) outstanding amount of principal and interest under the 2022 Note.

(12)     “LTM EBITDA” means, calculated as of any point in time, EBITDA of the Company and its consolidated Subsidiaries for the twelve (12)-month trailing period.

(13)     “Minimum Cash” means, with respect to the Company and its Subsidiaries on a consolidated basis, at any point in time, an amount of Cash equal to the product of (i) the Deferred Tour Revenue of the Company and its Subsidiaries on a consolidated basis multiplied by (ii) forty percent (40%).

(14)     “Person” means an individual, a company, a partnership, a joint venture, a limited liability company or limited liability partnership, an association, a trust, estate or other fiduciary, any other legal entity, and any Governmental Authority.

(15)     “Restricted Cash” means cash and cash equivalents held by the Company or its consolidated Subsidiaries that by written agreement can only be released on the order of a Person other than the Company, its Subsidiaries or their representatives. For the avoidance of doubt, cash deposits, cash prepayments or cash advances made by or on behalf of customers with respect to future trips, tours or similar activities shall not be considered “Restricted Cash”.

(16)     “Subsidiary” means as to a Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries. For the avoidance of doubt, the Managed Businesses shall not be considered Subsidiaries of the Company for any purpose under this Section 2(c)(i).

(B)    In the event a Put Right or Call Right is exercised pursuant to the Stockholders Agreement and the Applicable Year Equity Value of the Company as of the Calculation Date immediately preceding the date of exercise of such Put Right or Call Right (the “Applicable Calculation Date”) is equal to or less than $25,000,000 (the “Baseline Value”), Executive will not receive any award of Options in respect of the Company Value Equity Incentive Opportunity at such time.

(C)    In the event a Put Right or Call Right is exercised pursuant to the Stockholders Agreement and the Applicable Year Total Equity Value as of the Applicable Calculation Date exceeds the Baseline Value, Executive will receive an award of a number of Options (which Options shall be granted effective as of the grant date thereof), which shall be on or as soon as practicable after the date on which the Executive sells Company Shares pursuant to such exercise of the Put Right or Call Right equal to: (i) the amount of such excess (the “Company Value Increase Amount”), multiplied by (ii) the Applicable Percentage Amount, divided by (iii) the Black-Scholes Value of One Option. For purposes of this Agreement, (A) the “Applicable Percentage Amount” means 5.05% multiplied by a fraction the numerator of which is the total number of Company Shares sold by Bressler in such exercise of the Put Right or Call Right that occurs contemporaneously with such award of Options, and the denominator of which is 193 (as such number shall be adjusted by the Parent Board to account for any stock split, reverse stock split, stock dividend or the like that may occur after the Effective Date), and (B) the “Black-Scholes Value of One Option” shall mean the fair value of one Option, determined in accordance with FASB ASC Topic 718 (or any applicable successor accounting standard), using such methodologies and assumptions as are consistent with the methodologies and assumptions used in connection with Parent’s then-current financial reporting practices, provided that, for the avoidance of doubt, such methodologies and assumptions with respect to dividend yield, expected volatility, risk free interest rate and expected term shall be no less favorable to Executive than those used by Parent for estimating the fair value stock options granted to employees during the year ended on the Applicable Calculation Date (or if more than one set of assumptions was used during such year, the set of assumptions used for the options granted last in time during such year).

(D)    Any Options awarded pursuant to this Section 2(c)(i) shall be granted pursuant to Parent’s 2021 Long-Term Incentive Plan, as amended from time to time, or an applicable successor plan (such plan or applicable successor plan, the “LTIP”). Such Options will have a per-share exercise price equal to the Fair Market Value (as defined in the LTIP) of Parent’s common stock on the date of grant, will be fully vested and exercisable as of the date of grant and will have an option term of 10 years from the date of grant, subject to earlier termination in the event of a termination of Executive’s employment pursuant to Section 3(a)(iii) for Cause or in the event of a corporate event as provided in the terms of the LTIP. All Options will be subject to the terms of the LTIP and a separate award agreement, which award agreement will contain terms not inconsistent with this Section 2(c)(i).

(E)    Any award of Options in connection with the Company Value Equity Incentive Opportunity shall be subject to Executive’s continued employment with the Company through the Applicable Calculation Date and will be made before March 15 of the calendar year following the Applicable Calculation Date. In the event Executive’s employment with the Company terminates prior to the Applicable Calculation Date, Executive will not receive any further award or payment in connection with the Company Value Equity Incentive Opportunity, except as expressly set forth in Section 4(b) or 4(c) of this Agreement.

(F)    Notwithstanding any provision of this Agreement to the contrary, instead of issuing Options, Parent and the Company shall have the right to settle the obligations under the Company Value Equity Incentive Opportunity in the form of (i) a stock appreciation right (including a cash-settled stock appreciation right) relating to Parent’s common stock having the same economic terms as described above, (ii) in the form of fully vested shares of Parent’s common stock or fully vested and immediately payable restricted stock units granted under the LTIP, in each case having a Fair Market Value equal to the Percentage Amount of the Company Value Increase Amount, or (iii) a lump-sum cash payment in an amount equal to the Applicable Percentage Amount of the Company Value Increase Amount.

(ii)    Managed Business Value Equity Incentive Opportunity. Executive shall also have an opportunity (the “Managed Business Value Equity Incentive Opportunity”) to earn a stock or cash award as set forth in this Section 2(c)(ii) based on the future financial performance of the Managed Businesses.

(A)    As soon as practicable after December 31, 2025, Parent will calculate the “Managed Business Value Creation,” which shall be an amount equal to the excess, if any, of (I) the combined equity value of each of the

Managed Businesses (the “Managed Business Equity Value”), as of December 31, 2025, multiplied in each case by the percentage of the equity interests of the Managed Business that is then owned by Parent and its consolidated Subsidiaries, over (II) Parent’s and its consolidated Subsidiaries’ actual aggregate acquisition costs to acquire their equity interests in the Managed Businesses, which acquisition costs are set forth on Exhibit A hereto (the “Managed Business Acquisition Costs”). The Managed Business Equity Value shall be determined in a manner consistent with the determination of the Applicable Year Equity Value of the Company, as set forth in Section 2(c)(i)(A) above (with references therein to the Company being deemed references to the applicable Managed Business), except that the following shall apply for purposes of such determination, as applicable:

(1)	References in the relevant definitions in Section 2(c)(i)(A) to the 2022 Note and the Cash Adjustment Amount shall not apply;

(2)	The EBITDA Multiple with respect to OBP shall be 6.0 instead of 7.0; and.

(3)	The reference to 40% in the definition of Minimum Cash shall be changed to 100% with respect to Classic only.

(B)    In the event the Managed Business Value Creation is equal to or less than zero, Executive will not receive any award in respect of the Managed Business Value Equity Incentive Opportunity.

(C)    In the event the Managed Business Value Creation is greater than zero, Executive will receive an award equal to 7.5% of the Managed Business Value Creation (the “Managed Business Value Creation Award”), payable in the form of cash or in the form of fully vested shares of Parent’s common stock or fully vested and immediately payable restricted stock units under the LTIP, in either case having an equivalent Fair Market Value.

(D)    Payment or grant of any Managed Business Value Creation Award shall be subject to Executive’s continued employment with the Company through January 1, 2026 and will be made before March 15, 2026. In the event Executive’s employment with the Company terminates prior to January 1, 2026, Executive will not receive any award or payment in connection with the Managed Business Equity Incentive Opportunity, except as expressly set forth in Section 4(b) or 4(c) of this Agreement. For the avoidance of doubt, so long as Executive remains employed with the Company, Executive shall continue to provide management services with respect to the Managed Business but shall only be eligible to receive a Managed Business Value Creation Award for the 2025 calendar year.

(E)    Notwithstanding the foregoing, in the event Parent or its affiliates sells or otherwise liquidates its equity interests in a Managed Business in a transaction with a third party purchaser (whether through a sale of equity interests, sale of assets by the entity operating the Managed Business or via a merger or other similar transaction), and Executive remains employed with the Company through the date of such sale, then Executive will receive a payment in connection with such transaction in an amount equal to 7.5% of the excess of the proceeds realized by Parent and its affiliates in respect of its equity interests in the Managed Business over the Managed Business Acquisition Cost of such Managed Business. Such payment shall be made within 60 days after the closing date of such sale transaction and shall be in the form of cash or in the form of fully vested shares of Parent’s common stock or fully vested and immediately payable restricted stock units under the LTIP, in either case having an equivalent Fair Market Value. Thereafter, such Managed Business (and the Managed Business Acquisition Cost thereof) shall no longer be taken into account in determining the Managed Business Value Creation as of December 31, 2025.

(iii)    Dividend Equivalent Payments. In the event the Company makes any dividend payment or other distribution to its stockholders during the period beginning on the Effective Date and ending on December 31, 2025, Executive shall be entitled to receive a supplemental compensatory cash payment in an amount equal to the Percentage Amount of the aggregate dividend or distribution payment amount. Such payments will be made promptly upon the occurrence of such dividend payment or other distribution and in each case shall be subject to Executive’s continued employment with the Company through the date of payment.

(iv)    Annual Award for Managed Businesses; Other Participation in Equity Plans. In addition to the foregoing, during the Term, Executive will be eligible to participate in and may receive additional awards under any of Parent’s equity incentive award plans and programs as in effect from time to time. Any equity incentive grants will be made in the sole discretion of the Parent Board or Compensation Committee.

(d)    Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements (including perquisite and fringe benefit arrangements) maintained for executives of the Company (including standard health and welfare benefits and a 401(k) plan), consistent with the terms thereof, and as such plans, programs and arrangements may be amended from time to time. In no event shall Executive be eligible to participate in any severance plan or program of the Company, except as set forth in Section 4 of this Agreement. During the Term, Executive shall be entitled to paid vacation in accordance with the Company’s Policies.

(e)    Business Expenses. The Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy and in compliance with Section 12(m).

(f)    Company Automobile. During the Term, the Company shall pay to Executive an automobile allowance of $700 per month, which shall be paid in accordance with the customary payroll practices of the Company and its subsidiaries and shall be pro-rated for any partial months of employment.

(g)    Key Person Insurance. At any time during the Term, the Company and its subsidiaries shall have the right to insure the life of Executive for the Company’s and its subsidiaries’ sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive. Executive shall incur no financial obligation in connection with assisting the Company to obtain such insurance policy (including by executing any required document), and shall have no interest in any such policy.

(h)    Intercompany Charges. So long as Executive is employed by the Company, unless Executive consents, the only charges for allocation of expenses of the Parent or any affiliate of the Parent (other than the Company or any of its Subsidiaries) that will be deducted in determining earnings of the Company for the purpose of calculating Applicable Year Equity Value of the Company or the Net Profit Bonus under this Agreement will be for expenses reasonably incurred by Parent or any such affiliate of Parent on behalf of or for the direct benefit of the Company or any of its consolidated Subsidiaries in connection with or related to the operation of the Business (as defined in the Purchase Agreement) (including without limitation for tax advisory work, audit fees, payroll and other back office services).

3.    Termination.

Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement under the following circumstances:

(a)    Circumstances.

(i)    Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)    Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii)    Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv)    Termination without Cause. The Company may terminate Executive’s employment without Cause, which shall include a termination of Executive as a result of the Company not renewing the Term pursuant to Section 1.

(v)    Resignation from the Company for Good Reason. Executive may resign Executive’s employment with the Company for Good Reason, as defined below.

(vi)    Resignation from the Company Without Good Reason. Executive may resign Executive’s employment with the Company for any reason other than Good Reason or for no reason, which shall include a termination of Executive as a result of Executive not renewing the Term pursuant to Section 1.

(b)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other Party (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, if applicable, and (iii) specifying a Date of Termination which, except in the case of a termination pursuant to Section 3(a)(iii), shall be at least forty-five (45) days following the date of such notice (a “Notice of Termination”); provided, however, that the Company may, in its sole discretion, instruct Executive to remain off the Company’s premises and perform no Company functions from the date of such Notice of Termination through the Date of Termination, but only to the extent that the Company pays Executive full compensation and benefits during such period. The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such Party hereunder or preclude such Party from asserting such fact or circumstance in enforcing such Party’s rights hereunder.

(c)    Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3, Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any vacation time that has been accrued but unused in accordance with the Company’s Policies; (iii) any reimbursements owed to Executive pursuant to Section 2(e); and (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under, any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the “Company Arrangements”). Except as otherwise expressly required by law (e.g., COBRA), as specifically provided herein, or in a separate written agreement governing any of Executive’s equity, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated by the Company for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) and Section 4, as applicable.

(d)    Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates.

4.    Severance Payments.

(a)    Termination for Cause or Resignation from the Company Without Good Reason. If Executive’s employment shall terminate pursuant to Section 3(a)(iii) for Cause, or pursuant to Section 3(a)(vi) for Executive’s resignation from the Company without Good Reason, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b)    Termination due to death or Disability. If Executive’s employment shall terminate as a result of Executive’s death pursuant to Section 3(a)(i) or Disability pursuant to Section 3(a)(ii), then, subject to Executive signing on or before the 21st day following the Date of Termination, and not revoking during any subsequent revocation period contained therein, a release of claims substantially in the form attached as Exhibit B to this Agreement (the “Release”) (provided that no Release shall be required in the event of Executive’s death), and Executive’s continued compliance with Sections 6 and 7, Executive shall receive, in addition to payments and benefits set forth in Section 3(c):

(i)    a pro-rated portion (based on the number of days Executive was employed by the Company during the fiscal year in which the Date of Termination occurs) of any Net Profit Bonus that Executive would have earned had Executive remained employed through the end of the fiscal year in which the Date of Termination occurs, based on the Company’s actual net profits for such year and paid as soon as practicable after the determination of the Company’s net profits for such year, but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs; and

(ii)    a lump sum cash payment, payable within 90 days after the Date of Termination (and in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs), in an amount equal to the sum of (i) if such termination occurs at a time when Executive holds any Company Shares, the Termination Percentage Amount of the

Company Value Increase Amount and (ii) if such termination occurs prior to December 31, 2025, 7.5% of the Managed Business Value Creation, provided that notwithstanding any provision of Section 2(c) to the contrary, in this circumstance, the Applicable Year EBITDA, Excess Cash, and Indebtedness and Managed Business Value Creation will all be determined as of the last day of the last calendar quarter ended prior to the Date of Termination and based on the Company’s earnings over the twelve month period ending on such calendar quarter end date. For purposes of the foregoing, Termination Percentage Amount means 5.05% multiplied by a fraction, the numerator of which is the number of Company Shares held by Executive as of the Date of Termination less any Company Shares that are subsequently purchased pursuant to an exercise of the Put Right or Call Right under the stockholders agreement in connection with which Executive remains eligible to receive an award of Options under Section 2(c)(i).

(c)    Termination without Cause or Resignation for Good Reason. If Executive’s employment terminates without Cause pursuant to Section 3(a)(iv), or pursuant to Section 3(a)(v) due to Executive’s resignation for Good Reason, then, subject to Executive signing on or before the 21st day following the Date of Termination, and not revoking during any subsequent revocation period contained therein, the Release, and Executive’s continued compliance with Sections 6 and 7, Executive shall receive, in addition to payments and benefits set forth in Section 3(c):

(i)    an amount equal to one times his Annual Base Salary payable in the form of salary continuation in regular installments over the 12-month period following the Date of Termination in accordance with the Company’s normal payroll practices;

(ii)    any Net Profit Bonus that Executive would have earned had Executive remained employed through the end of the fiscal year in which the Date of Termination occurs, based on the Company’s actual net profits for such year and paid as soon as practicable after the determination of the Company’s net profits for such year, but in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs; and

(iii)    a lump sum cash payment, payable within 90 days after the Date of Termination (and in no event later than March 15 of the calendar year following the calendar year in which the Date of Termination occurs), in an amount equal to the sum of (i) if such termination occurs at a time when Executive holds any Company Shares, the Termination Percentage Amount of the Company Value Increase Amount and (ii) if such termination occurs prior to December 31, 2025, 7.5% of the Managed Business Value Creation, provided that notwithstanding any provision of Section 2(c) to the contrary, in this circumstance, the Applicable Year EBITDA, Excess Cash, Indebtedness and Managed Business Value Creation will all be determined as of the last day of the last calendar quarter ended prior to the Date of Termination and based on the Company’s earnings over the twelve month period ending on such calendar quarter end date.

(d)    Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 4 through 10 and Sections 12 and 13 will survive the termination of Executive’s employment and the expiration or termination of the Term.

5.    Parachute Payments.

(a)    It is the objective of this Agreement to maximize Executive’s net after-tax benefit if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Code. Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments under Section 4(b) and (c) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of the Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)    The Total Payments shall be reduced by the Company in the following order: (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code (“Section 409A”), (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to Parent’s common stock that is exempt from Section 409A, (iii) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to Parent’s common stock that are exempt from Section 409A, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to Parent’s common stock that are exempt from Section 409A.

(c)    All determinations regarding the application of this Section 5 shall be made by an accounting firm with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company and acceptable to Executive (“Independent Advisors”), a copy of which report and all worksheets and background materials relating thereto shall be provided to Executive. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne solely by the Company.

6.    Competition.

Executive acknowledges that in connection with his ownership of and service to the Company, Executive has been provided with Confidential Information (as defined below) relating to the Company and, during the Term, the Company from time to time will provide Executive with access to Confidential Information. Ancillary to the rights provided to Executive as set forth in this Agreement and the

Company’s provision of Confidential Information, and Executive’s agreements regarding the use of same, in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions against unfair competition, which Executive acknowledges represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a)    Executive shall not, at any time during the Restriction Period, directly or indirectly engage in, have any equity interest in, or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which directly competes with the Business (as defined below) anywhere in the world. Nothing herein shall prevent Executive from engaging in any activity with a non-competitive division of an entity engaged in a business that competes with the Company; provided that none of Executive’s activities in respect of such non-competitive division would reasonably be expected to cause Executive to otherwise breach his obligations under this Section 6 in respect of the entity engaged in a business that competes with the Company. In addition, nothing herein shall prohibit Executive from being a passive owner of not more than 5% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(b)    Except in furtherance of his duties hereunder during the Term, Executive shall not, at any time during the Restriction Period, directly or indirectly, (i) solicit any customers, clients or suppliers of the Company or (ii) solicit, with respect to hiring, any employee or independent contractor of the Company or any person employed or engaged by the Company at any time during the 12-month period immediately preceding the Date of Termination.

(c)    In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)    As used in this Section 6, (i) the term “Company” shall include the Company, Parent and their direct and indirect subsidiaries; (ii) the term “Business” shall mean the business of the Company, as such business is conducted as of the Effective Date or may be expanded or altered by the Company during the Term, and shall include any type of marine-based or nature or adventure travel expeditions; and (iii) the term “Restriction Period” shall mean the period beginning on the Original Effective Date and ending two years following Executive’s Date of Termination.

(e)    It is recognized and acknowledged by Executive that the covenants contained in this Section 6 shall be in addition to, and not lieu of, the non-competition and non-solicitation covenants applicable to Executive under Section 6.06 of the Purchase Agreement, such that the longest and broadest of such covenants shall apply to Executive.

7.    Nondisclosure of Proprietary Information.

(a)    Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 7(c) or (e), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible or intangible form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public knowledge prior to the date Executive proposes to disclose or use such information, provided that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 7(a) or any other similar provision by which Executive is bound, or from any third-party known by Executive to be breaching a provision similar to that found under this Section 7(a). For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b)    Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property concerning the Company’s customers, business plans, marketing strategies, products, property or processes, in each case to the extent any such materials contain Confidential Information, provided that Executive may retain his compensation-related information, personal journal and rolodex, address book, appointment book, calendar and/or contact list.

(c)    Notwithstanding Section 7(a), Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest practicable notice thereof, shall, as much in advance of the return date as practicable, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s sole expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(d)    As used in this Section 7 and Section 8, the term “Company” shall include the Company, Parent and their direct and indirect subsidiaries.

(e)    Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 7(c) above), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations.

8.    Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company, whether or not patentable, copyrightable, registerable as a trademark, or reduced to writing, that Executive may discover, invent or originate in connection with Executive’s period of service with the Company or its subsidiaries or its or their predecessors, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and in all instances at the Company’s sole expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in‑fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

9.    Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 6, 7 and 8 could cause irreparable damage to Company and its goodwill, the exact amount of which may be difficult or impossible to ascertain, and that the remedies at law for any such breach may be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 6, 7 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief without the requirement to post bond.

10.    Assignment and Successors.

None of the Company’s rights or obligations may be assigned or transferred by the Company, except that the Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and applicable Company Arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

11.    Certain Definitions.

(a)    Cause. The Company shall have “Cause” to terminate Executive’s employment hereunder upon Executive’s:

(i)    willful misconduct and mismanagement by Executive that is materially injurious to the Company or Parent;

(ii)    refusal in any material respect to carry out or comply with any lawful and reasonable directive of the Board or Parent Board consistent with the terms of this Agreement;

(iii)    conviction, plea of no contest, or plea of nolo contendere for any felony;

(iv)    unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its subsidiaries’) or Parent’s premises while performing Executive’s duties and responsibilities under this Agreement;

(v)    commission of an act of fraud, embezzlement, willful misappropriation, willful misconduct, or breach of fiduciary duty, in any case that results in material harm to the Company or any of its affiliates;

(vi)    material violation of any provision of this Agreement or a material Policy; or

(vii)    willful or prolonged, and unexcused, absence from work (other than by reason of Executive’s disability due to physical or mental illness).

For purposes of this definition, an action or inaction is only “willful” if it is done or omitted by Executive without a good faith belief that such action or inaction is in the best interests of the Company or Parent.

Notwithstanding the foregoing, no termination for Cause will have occurred unless and until the Company has: (a) provided Executive, within thirty (30) days of the Company first becoming aware of the facts or circumstances constituting Cause, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Cause; and (b) provided Executive with an opportunity to cure the same within thirty (30) days after the receipt of such notice. Any termination for Cause must occur within ninety (90) days of the Company first becoming aware of the facts or circumstances constituting Cause.

(b)    Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; and (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi), the date indicated in the Notice of Termination.

(c)    Disability. “Disability” shall mean, at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees and covering Executive, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time no such long-term disability plan is in effect, Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of Executive’s position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed. Any refusal by Executive to submit to a reasonable medical examination at the Company’s sole expense for the purpose of determining Disability shall be deemed to constitute conclusive evidence of Executive’s Disability.

(d)    Good Reason. Executive’s resignation will be for “Good Reason” if Executive resigns following the occurrence of any of the following events: (i) a material decrease in Executive’s Annual Base Salary or formula for determining Net Profit Bonus from the highest level in effect during the Term; (ii) a material diminution in Executive’s authority, duties or responsibilities; (iii) a relocation of the location at which Executive is required primarily to perform his services for the Company more than 50 miles outside Louisville, Colorado; or (iv) any other action or inaction that constitutes a material breach by the Company or Parent of this Agreement or any other material agreement entered into between Executive and the Company or Parent. Notwithstanding the foregoing, no Good Reason will have occurred unless and until Executive has:  (a) provided the Company, within ninety (90) days of Executive’s first knowledge of the occurrence of the facts and circumstances underlying the Good Reason event, written-notice stating with specificity the applicable facts and circumstances underlying such finding of Good Reason; and (b) provided the Company with an opportunity to cure the same within thirty (30) days after the receipt of such notice.

12.    Miscellaneous Provisions.

(a)    Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of New York without reference to the principles of conflicts of law of the State of New York or any other jurisdiction, and where applicable, the laws of the United States. Any suit brought hereon shall be brought in the state or federal courts sitting in the Borough of Manhattan within the City of New York, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by New York law.

(b)    Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)    Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid, as follows:

(i)	If to the Company, at its headquarters,

and copies to Parent, at its headquarters with attention to Parent’s Chief Executive Officer.

(ii)    If to Executive, at the last address that the Company has in its personnel records for Executive.

(iii)    At any other address as any Party shall have specified by notice in writing to the other Party.

(d)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile or email shall be deemed effective for all purposes.

(e)    Entire Agreement. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral relating to the subject matter of this Agreement, including, without limitation, the Prior Agreement and the Original Agreement, which, as of the Effective Date shall be of no further force or effect. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(f)    Certain Indemnity Rights; D&O Coverage. During and after the Term, the Company shall (i) provide Executive with directors’ and officers’ liability insurance coverage at least as favorable as that applicable to any then-current executive officer or director of Parent and (ii) indemnify Executive and his legal representatives to the fullest extent permitted by the laws of the State of Delaware against all damages, costs, expenses and other liabilities reasonably incurred or sustained by Executive or his legal representatives in connection with any suit, action or proceeding to which Executive or his legal representatives may be made a party by reason of Executive being or having been a director or officer of the Company, Parent or any of their subsidiaries, or having served in any other capacity or taken any other action purportedly on behalf of or at the request of the Company, Parent or any of their subsidiaries.

(g)    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized representative of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(h)    No Inconsistent Actions. The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(i)    Construction. This Agreement shall be deemed drafted equally by both Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (c) “includes” and “including” are each “without limitation”; (d) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (e) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(j)    Arbitration. Any controversy, claim or dispute arising out of or relating to this Agreement shall be settled solely and exclusively by a binding arbitration process administered by JAMS/Endispute in New York, New York. Such arbitration shall be conducted in accordance with the then-existing JAMS/Endispute Rules of Practice and Procedure, with the following exceptions if in conflict: (a) one arbitrator who is a retired judge shall be chosen by JAMS/Endispute; (b) the Company will pay the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any Party if written notice (pursuant to the JAMS/Endispute rules and regulations) of the proceedings has been given to such Party. Each Party shall bear its own attorney’s fees and expenses; provided that the arbitrator may assess the prevailing Party’s fees and costs against the non-prevailing Party as part of the arbitrator’s award. The Parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief or specific performance as provided in this Agreement. This dispute resolution process and any arbitration hereunder shall be confidential and neither any Party nor the neutral arbitrator shall disclose the existence, contents or results of such process without the prior written consent of all Parties, except where necessary or compelled in a court to enforce this arbitration provision or an award from such arbitration or otherwise in a legal proceeding. If JAMS/Endispute no longer exists or is otherwise unavailable, the Parties agree that the American Arbitration Association (“AAA”) shall administer the arbitration in accordance with its then-existing rules as modified by this subsection. In such event, all references herein to JAMS/Endispute shall mean AAA. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by court action instead of arbitration.

(k)    Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the Term, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, provided that the economic benefit to any Party is not diminished by such replacement.

(l)    Withholding. The Company and Parent shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company or Parent is required to withhold.

(m)    Section 409A.

(i)    General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)    Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation described in Section 4(b) and (c) shall not be paid, or, in the case of installments, shall not commence payment, until the thirtieth (30th) day following Executive’s Separation from Service (the “First Payment Date”). Any installment payments that would have been made to Executive during the thirty (30) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii)         Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of

Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A delay period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)         Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, (A) any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, provided that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, (B) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and (C) Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)         Installments. Executive’s right to receive any installment payments under this Agreement, including any salary continuation payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax, interest or penalties pursuant to Section 409A.

13.    Parent Obligations.

The Parties acknowledge that, except with respect to Parent’s obligations under Section 2(c), the Company is primarily responsible for all payments and compensation to Executive under this Agreement. In the event the Company fails to satisfy any of its obligations hereunder, Parent agrees that it will be responsible for any unpaid amounts.

14.    Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company or Parent other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:          \s\ Heidi Anderson

Name: Heidi Anderson

Title: President

PARENT

By:         \s\ Frederick Goldberg

Name: Frederick Goldberg

Title: CFO

EXECUTIVE

By:         \s\ Benjamin Bressler

Ben Bressler

[Signature Page to Employment Agreement]

EXHIBIT A

Managed Business Acquisition Costs:*

●	OBP: $3,417,811

●	DuVine: $6,790,000

●	Classic: $12,823,553

* Acquisition costs shown above are as of the Effective Date. Any additional amounts paid by Parent or its affiliates to acquire additional equity interests in the Managed Businesses shall be added the amounts above for all purposes under this Agreement. In addition, any additional amounts paid by Parent or its affiliates in connection with the initial (or any future) acquisition of equity interests in the Managed Businesses (e.g., on account of any potential earn-out payment) shall also be added the amounts above for all purposes under this Agreement.

Exhibit B

Separation Agreement and Release

This Separation Agreement and Release (this “Agreement”) is made by and between Ben Bressler (“Executive”) and Natural Habitat, Inc. (the “Company”) (collectively, referred to as the “Parties” or individually referred to as a “Party”). Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Employment Agreement (as defined below).

WHEREAS, the Parties have previously entered into that certain Employment Agreement, dated as of May ___, 2016 (the “Employment Agreement”); and

WHEREAS, in connection with Executive’s termination of employment with the Company effective ________, 20__, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that Executive may have against the Company, Lindblad Expeditions Holdings, Inc. (“Parent”) and any of the Releasees, as defined below, arising out of or in any way related to Executive’s employment with or separation from the Company or its subsidiaries or affiliates, but, for the avoidance of doubt, nothing herein will be deemed to release any rights or remedies in connection with (i) Executive’s ownership of equity or debt securities (excluding for the avoidance of doubt unvested equity awards granted under the LTIP), (ii) Executive’s right to indemnification or directors’ and officers’ liability insurance pursuant to contract or applicable law, (iii) Executive’s rights under this Agreement or under the Employment Agreement that expressly survive by its terms, (iv) Executive’s rights under the Purchase Agreement and the Stockholders’ Agreement and the 2022 Note, or (v) Executive’s rights with respect to any award granted prior to the Date of Termination under Section 2(c)(i) or 2(c)(ii) of the Employment Agreement ((i) through (v), collectively, the “Retained Claims”).

NOW, THEREFORE, in consideration of the severance payments described in Section 4(b) and (c) of the Employment Agreement, which, pursuant to the Employment Agreement, are conditioned on Executive’s execution and non-revocation of this Agreement, and in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

1.         Severance Payments; Salary and Benefits. The Company agrees to provide Executive with the severance payments described in Section 4(b) and (c) of the Employment Agreement, payable at the times set forth in, and subject to the terms and conditions of, the Employment Agreement. In addition, to the extent not already paid, and subject to the terms and conditions of the Employment Agreement, the Company shall pay or provide to Executive all other payments or benefits described in Section 3(c) of the Employment Agreement, subject to and in accordance with the terms thereof.

2.         Release of Claims. Executive agrees that, other than with respect to the Retained Claims, the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and Parent, any of their direct or indirect subsidiaries and any of their current and former officers, directors, equity holders, managers, employees, agents, investors, attorneys, shareholders, administrators, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries and predecessor and successor corporations and assigns (collectively, the “Releasees”) by reason of his employment by the Company. Executive, on his own behalf and on behalf of any of Executive’s heirs, family members, executors, agents, and assigns, other than with respect to the Retained Claims, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Executive signs this Agreement, including, without limitation:

(a)         any and all claims relating to or arising from Executive’s employment or service relationship with the Company or any of its direct or indirect subsidiaries and the termination of that relationship;

(b)         any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(c)         any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; and the Sarbanes-Oxley Act of 2002;

(d)         any and all claims for violation of the federal or any state constitution; and

(e)         any and all claims arising out of any other laws and regulations relating to employment or employment discrimination.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company or Parent (with the understanding that Executive’s release of claims herein bars Executive from recovering such monetary relief from the Company, Parent or any Releasee), claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, claims to continued participation in certain of the Company’s or Parent’s group benefit plans pursuant to the terms and conditions of COBRA, claims to any benefit entitlements vested as the date of separation of Executive’s employment, pursuant to written terms of any employee benefit plan of the Company or its affiliates and Executive’s right under applicable law and any Retained Claims. This release further does not release claims for breach of Section 3(c) or Section 4(b) or (c) of the Employment Agreement or any rights you may have in your capacity as an equityholder in the Company or Parent.

3.         Acknowledgment of Waiver of Claims under ADEA. Executive understands and acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”), and that this waiver and release is knowing and voluntary. Executive understands and agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive understands and acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further understands and acknowledges that Executive has been advised by this writing that: (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has 21 days within which to consider this Agreement; (c) Executive has 7 days following Executive’s execution of this Agreement to revoke this Agreement pursuant to written notice to the Company; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21 day period identified above, Executive hereby acknowledges that Executive has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

4.         Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

5.         No Oral Modification. This Agreement may only be amended in a writing signed by Executive and a duly authorized officer of the Company.

6.         Governing Law; Notice; Counterparts; Dispute Resolution. This Agreement shall be subject to the provisions of Sections 12(a), (c), (d) and (j) of the Employment Agreement.

7.         Effective Date. If Executive has attained or is over the age of 40 as of the date of Executive’s termination of employment, then Executive has seven days after Executive signs this Agreement to revoke it and this Agreement will become effective on the eighth day after Executive signed this Agreement, so long as it has not been revoked by Executive before that date (the “Effective Date”). If Executive has not attained the age of 40 as of the date of Executive’s termination of employment, then the Effective Date shall be the date on which Executive signs this Agreement.

8.         Voluntary Execution of Agreement. Executive understands and agrees that Executive executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company, Parent or any third party, with the full intent of releasing all of Executive’s claims against the Company, Parent and any of the other Releasees to the extent set forth in this Agreement. Executive acknowledges that: (a) Executive has read this Agreement; (b) Executive has not relied upon any representations or statements made by the Company or Parent that are not specifically set forth in this Agreement; (c) Executive has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel; (d) Executive understands the terms and consequences of this Agreement and of the releases it contains; and (e) Executive is fully aware of the legal and binding effect of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: _____________	EXECUTIVE \s\ Ben Bressler

COMPANY
Dated:	By:\s\ Name: Title: